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                                                                   Exhibit 10.13


                             [FLASHCOM LETTERHEAD]


Paul Adams
53 Bennett Road
Watertown, MA 02472


        Re:    Separation Agreement


Dear Paul:


        I am pleased that we have reached agreement on the terms for your separation from employment with Flashcom. Once signed by you, this letter will serve as our final agreement on the following terms:

        1. RESIGNATION: You hereby resign voluntarily from employment with Flashcom effective October 8, 1999. You of course will be paid all salary, accrued vacation, and reimbursable expenses due through that date, regardless of whether you sign this letter. Since you never became covered by the Company's group health plans, you are not entitled to continuation coverage under COBRA.

        2. UNEMPLOYMENT BENEFITS: The Company will not contest your eligibility for unemployment compensation if you report to the State that your employment ended due to a reorganization.

        3. RETURN OF COMPANY PROPERTY: If you have not done so already, you must gather up and return all Company property in your possession or under your control. This includes but is not limited to all keys, credit cards, original and copies of documents, and all office, computer, or telephone equipment.

        4. SEPARATION BENEFITS: In consideration for your signing this agreement, the Company will provide the following severance pay and benefits:

                A. SALARY CONTRIBUTION: The Company will continue paying your current base salary through its regular payroll from October 9, 1999, until January 8, 2000, minus appropriate withholding and payroll deductions.

                B. RESTRICTED STOCK: The Company will waive its right to repurchase 70, 312 shares of the 375,000 shares of the Company's common stock that you purchased under your Restricted Stock Agreement dated July 31, 1999, and allow you to purchase those shares for $46,875.00 in cash. Upon receipt of your cash payment, the Company will cancel your outstanding promissory note and existing share certificate, which will effectuate the Company's repurchase of the balance of your shares, and then will issue you a new share certificate representing your 70,312 shares.

        5. COOPERATION: You agree to cooperate in assuring a smooth and orderly transition of your duties and responsibilities. You and the management of the Company will refrain from making any disparaging comments about the other or from interfering in any way with the other's business or

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future employment. In responding to inquiries about you from prospective employers, the Company will disclose your dates of employment, title, final rate of pay, and the fact that you resigned voluntarily, provided you refer all such inquiries to my attention.

        6. FINAL SETTLEMENT: Since these benefits go beyond what you are entitled to under the Company's policies, you agree that this separation agreement constitutes a full and final settlement of any and all claims, known or unknown, of any kind that you or your dependents may have to date against the Company or any of its parent or affiliated companies and their offices, directors, shareholders, employees, insurors, agents, successors, or assigns, and you agree to dismiss and never to bring any legal or administrative action based on any such claim. This includes but is not limited to claims arising from your hiring, employment, compensation, or termination, or arising under equal employment laws such as Title VII of the Civil Rights Act of 1964 or the Massachusetts Fair Employment Practices Act.

        7. CONFIDENTIALITY: You agree to keep this agreement, including the fact and amount of pay and benefits, strictly confidential to the fullest extent allowed by law, but you may disclose it to your attorney or accountant.

        8. TRADE SECRETS: During your employment, you were entrusted with access to highly confidential trade secrets of the Company concerning its customers and prospects, finances, sales and marketing programs, business plans, personnel, and other subjects. You agree to keep all such information confidential and not to use or disclose it for any purpose after your termination.

        9. VOLUNTARY AGREEMENT: You acknowledge that you are entering into this agreement freely and voluntarily, with a full understanding of its terms including the release of all claims. You are free to consult an attorney if you so desire before signing this agreement.

        10. COMPLETE AGREEMENT: You agree that this letter sets forth all of the terms of your agreement with the Company, but that any other agreements you have signed with the Company concerning confidential information or assignment of inventions shall remain in effect.

        11. NO ADMISSION: You acknowledge that this is not an admission of wrongdoing by you or the Company, and shall not be used as evidence of guilt. If you elect not to sign this letter, you will still receive your final salary and accrued vacation, but this letter will become null and void.

        To confirm that you agree to these terms, please sign and date the enclosed copy of this letter, and return it to me in the enclosed envelope so that we can provide you with your severance package.

        I wish you the best in your future endeavors.

Very truly yours,


(s) Brad Sachs  Dated October 20, 1999
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I agree to the terms stated in this letter.


(s) Paul Adams   Dated October 18, 1999
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